February 29, 2008

JPMorgan Trust I

245 Park Avenue

New York, NY 10167

Dear Sirs:

J.P. Morgan Investment Management Inc (“JPMIM”) hereby agrees to reimburse the Funds listed on Schedule A for the time period so indicated. JPMIM will reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the JPMorgan Funds’ Board of Trustees deferred compensation plan.

JPMIM understands and intends that the Funds will rely on this agreement in preparing and filing its registration statement on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permits each Fund to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.
By:

Accepted by: JPMorgan Trust I
By:

SCHEDULE A

Fund Name	Fiscal Year End	Expense Cap	Expense Cap Period End
JPMorgan Tax Aware Real Return SMA Fund	October 31	0.00%	February 28, 2009
JPMorgan International Value SMA Fund	October 31	0.00%	February 28, 2009